Exhibit (a)(2)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION POPULAR INCOME PLUS FUND, INC.

The undersigned, José E. González Pagán, as Treasurer of Popular Income Plus Fund, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), does hereby CERTIFY:

FIRST:   That pursuant to a Special Meeting of the Shareholders of the Corporation held on March 2, 2021, the Shareholders of the Corporation (the “Shareholders”) adopted resolutions to amend Articles THIRD and FIFTH of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) in order to eliminate references to the Puerto Rico Investment Companies Act contained therein.

SECOND:   That Article 3 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“THIRD: Purpose. The nature of the business and object and purpose proposed to be transacted, promoted and carried on for pecuniary profit, is the business of operating an “open-end” (as such term is hereinafter defined), non-diversified investment company and to exercise and enjoy all the powers, rights and privileges granted to or confined upon, corporations by the laws of the Commonwealth now or hereinafter in force. An “open-end investment company” means an investment company which has one or more classes of capital stock designated as a “redeemable security”, as such term is defined in Article FIFTH hereof.”

THIRD:  That Article 5(E)(i) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in order to read in their entirety as follows:

“(i)     The Class A and Class C shares shall be subject to such front-end sales loads and such deferred sales charges or redemption fees as may be established by the Board of Directors from time to time and as set forth in the then current prospectus for the Class A Common Stock and Class C Common Stock that has been filed by the Corporation as part of its application, as amended from time to time, for registration as an investment company; and”

FOURTH:   That Article 5(G)(i) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in order to read in their entirety as follows:

“G.     Unless otherwise expressly provided in this Certificate of Incorporation, including any amendments thereto, or in resolutions approved by the Board of Directors creating any class or series of Common Stock, on each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each share standing in such holder’s name on the books of the Corporation irrespective of the class or series thereof, and all shares of all classes and series of Common Stock shall vote together as a single class; provided, however, that (i) as to any matter with respect to which a separate vote of any class or series is required by the General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of a general vote of all classes and series as described above...”

IN WITNESS WHEREOF, Popular Income Plus Fund, Inc. has caused this Certificate of Amendment to be executed by José E. González Pagán, its Treasurer, in San Juan, Puerto Rico, this 4th day of March, 2021.

By:	/s/ José E. González Pagán

Name: José E. González Pagán
Title: Treasurer

POPULAR INCOME PLUS FUND, INC.

209 Ave. Muñoz Rivera,

Edificio Popular Center Piso 3

San Juan, Puerto Rico 00918

2 de marzo de 2021

Departamento de Estado

División de Corporaciones

San Juan, Puerto Rico 00901

Re:	ENMIENDAS ARTICULOS 3 Y 5

POPULAR INCOME PLUS FUND, INC.

Registro Núm. 172480

A Quien Pueda Interesar:

Yo, Juan O. Guerrero Preston, como Presidente de Popular Income Plus Fund, Inc., registro número 172480, autorizo a la Sra. Carmen Annoni, a hacer todos y cualquier trámite necesario para enmendar los articulos 3 y 5 de la corporación antes mencionada, según consta en la Resolución Corporativa aquí incluida, la que fuera avalada por los accionistas.

Si necesita información adicional, favor de comunicarse con quien suscribe al (787) 274-5231.

Atentamente,

/s/ Juan O. Guerrero Preston

Juan O. Guerrero Preston